Exhibit 4.2

Execution Copy

FIRST SUPPLEMENTAL INDENTURE

dated as of June 10, 2014

among

j2 CLOUD SERVICES, INC.,

j2 GLOBAL, INC.

and

U.S. BANK NATIONAL ASSOCIATION

as Trustee

8.000% SENIOR NOTES DUE 2020

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of June 10, 2014, among, j2 Cloud Services, Inc., a Delaware corporation formerly known as j2 Global, Inc. (the “Issuer”), j2 Global, Inc., a Delaware corporation and parent of j2 Cloud Services (“Parent”), and U.S. Bank National Association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Issuer and the Trustee entered into the Indenture, dated as of July 26, 2012 (the “Indenture”), relating to the Issuer’s 8.000% Senior Notes due 2020 (the “Notes”);

WHEREAS, as permitted by the terms of the Indenture, pursuant to an Agreement and Plan of Merger, dated as of June 10, 2014 (the “Merger Agreement”), j2 Merger Sub, Inc., a subsidiary of Parent, merged with and into the Issuer, with the Issuer continuing as the surviving entity (the “Merger”);

WHEREAS, pursuant to the Merger Agreement, immediately following the Merger, the Issuer filed a certificate of amendment to its amended and restated certificate of incorporation pursuant to which it changed its name from “j2 Global, Inc.” to “j2 Cloud Services, Inc.”;

WHEREAS, Parent is a newly formed Delaware corporation and wishes to provide a Guarantee of the Notes;

WHEREAS, Section 9.01(a)(6) of the Indenture provides that the Indenture may be amended without the consent of Holders of the Notes to provide for any Guarantee of the Notes; and

WHEREAS, the parties hereto are entering into this Supplemental Indenture pursuant to, and in accordance with, Article 9 of the Indenture.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2. Parent, by its execution of this Supplemental Indenture, hereby agrees to guarantee, on an unsecured basis, the full and punctual payment (whether at Stated Maturity, upon redemption, purchase pursuant to an Offer to Purchase or acceleration, or otherwise) of the principal of, premium, if any, and interest on, and all other amounts payable under, each Note, and the full and punctual payment of all other amounts payable by the Issuer under the Indenture and agrees to be bound by the terms of Article 10 of the Indenture.

Section 3. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 4. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument. The exchange of copies of this Supplemental Indenture and signature pages by facsimile or PDF delivery shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.

Section 5. This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together.

Section 6. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and Parent.

Section 7. Each of the Issuer and Parent acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the agreements, assumptions, guarantee and waivers made by it pursuant to this Supplemental Indenture are knowingly made in contemplation of such benefits.

Section 8. Parent agrees that its obligations under the Indenture, Notes and this Supplemental Indenture shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of the Note Guaranty.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

j2 CLOUD SERVICES, INC.
By:	/s/ Jeffrey D. Adelman
Name: Jeffrey D. Adelman Title:
j2 GLOBAL, INC., as Guarantor
By:	/s/ Jeffrey D. Adelman
Name: Jeffrey D. Adelman
Title: Vice President, General Counsel and Secretary
U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	/s/ Bradley Scarbrough
Name: Bradley Scarbrough
Title: Vice President